Contacts

Media	Investors
Rob Gruening	Suzanne DuLong
(206) 272-6208	(206) 272-7049
r.gruening@f5.com	s.dulong@f5.com

F5 Adds Gavin Munroe to its Board of Directors

SEATTLE – June 23, 2026 – F5, Inc. (NASDAQ: FFIV), the global leader in delivering and securing every app and API, today announced the appointment of Gavin Munroe to its board of directors. Munroe’s extensive experience as a technology leader in the financial services space makes him a valuable addition to F5’s board. Mr. Munroe joined F5’s board effective June 17, 2026 and will serve as a member of the board’s Audit and Risk committees.

“Gavin has transformed some of the world’s most complex global financial institutions, modernizing technology, building operational resilience, and pioneering AI enablement at enterprise scale, all while managing risk across highly regulated environments,” said François Locoh-Donou, F5’s Chairman, President, and CEO. “We are thrilled to welcome Gavin’s expertise and his proven ability to deliver tangible outcomes, a perspective that will serve F5 well as we continue to grow.”

Mr. Munroe most recently served as Chief Information Officer and Transformation Head at Commonwealth Bank of Australia, where he led technology modernization, AI enablement, data and analytics, and operational resiliency. He brings more than 25 years of technology leadership experience, having served in leading technology roles at some of the world’s leading financial services firms.
With this appointment, F5’s board expands to 10 members, 9 of whom are independent.

Gavin Munroe Background

Mr. Munroe most recently served as Chief Information Officer and Transformation Head at Commonwealth Bank of Australia. Prior to this, he served as Global Chief Information Officer at HSBC – Wealth, Private and Retail Banking. He has also held technology leadership roles at Bank of America/Merrill Lynch, Synechron, and Saxon (a division of Morgan Stanley). Mr. Munroe earned a Bachelor of Science degree in Computer Science from The University of Port Elizabeth.

About F5
F5, Inc. (NASDAQ: FFIV) is the global leader that delivers and secures every app. Backed by three decades of expertise, F5 has built the industry’s premier platform—F5 Application Delivery and Security Platform (ADSP)—to deliver and secure every app, every API, anywhere: on-premises, in the cloud, at the edge, and across hybrid, multicloud environments. F5 is committed to innovating and partnering with the world’s largest and most advanced organizations to deliver fast, available, and secure digital experiences. Together, we help each other thrive and bring a better digital world to life.
For more information visit f5.com
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F5 is a trademark, service mark, or tradename of F5, Inc., in the U.S. and other countries.
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SOURCE: F5, Inc.